EXHIBIT 3.8

                        FORM OF CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                               SPARE BACKUP, INC.
                            (A DELAWARE CORPORATION)

         Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the Chairman and Chief Executive Officer of Spare Backup, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

         RESOLVED: Paragraph FOURTH of the Certificate of Incorporation of this Corporation is hereby amended by deleting the first paragraph and replacing it in its entirety with the following:

         (a) The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Three Hundred and Fifty Five Million (355,000,000) shares of which Three Hundred Million (300,000,000) shares shall be Common Stock, par value $0.00l per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share. The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

         (b) This Amendment shall not alter or change the Certificate of Designation, Preferences, Rights and Other Rights of Series A Preferred Stock of the Corporation as filed with the Secretary of State of Delaware on January 16, 2008.

         The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated May 27, 2008 in accordance with Section 141 of the Delaware General Corporation Law, and by the holders of a majority of the outstanding shares of the Corporation's voting stock at a special meeting of stockholders held on August 15, 2008 in accordance with
Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation's Certificate of Incorporation as of August 15, 2008.

                                        SPARE BACKUP, INC.

                                        By: /s/ Cery Perle
                                            --------------
                                            Cery Perle, Chief Executive Officer